Exhibit 5(a)

[Letterhead of Constellation Energy Group, Inc.]

November 16, 2011

Baltimore Gas and Electric Company

2 Center Plaza

110 West Fayette Street

Baltimore, Maryland 21201

Ladies and Gentlemen:

I have acted as counsel to Baltimore Gas and Electric Company, a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 3.50% Notes due November 15, 2021 (the “Notes”), issued under the Indenture dated as of July 24, 2006 (as supplemented, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

I have reviewed (1) Registration Statement Nos. 333-157637 and 333-157637-01, as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”), which Registration Statement was filed jointly by the Company and Constellation Energy Group, Inc., a Maryland corporation, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated July 9, 2009 forming a part of Post-Effective Amendment No. 1, as supplemented by a prospectus supplement dated November 10, 2011 relating to the Notes, both such prospectus and prospectus supplement filed pursuant to Rule 424 under the Securities Act (the “Prospectus”); (3) the Indenture; (4) the Company’s corporate proceedings with respect to the Notes; and (5) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such review, I am of the opinion that

1. the Company is validly existing as a corporation under the laws of the State of Maryland, with corporate power and authority to enter into and perform its obligations under the Indenture and the Notes; and

2. the issuance and sale of the Notes have been duly authorized by all necessary corporate action of the Company.

In rendering the foregoing opinion, I have assumed that the certificates representing the Notes conform to specimens examined by me.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about November 16, 2011, which will be incorporated by reference in the Registration Statement, and to the reference to me under the caption “Legal Matters” in the Prospectus. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of Maryland insofar as they bear on matters covered hereby. As to all matters of Maryland law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion as though it were rendered to it in connection with its opinion of even date herewith addressed to you.

Very truly yours,

/s/ Charles A. Berardesco

Charles A. Berardesco
Senior Vice President and General Counsel of Constellation Energy Group, Inc.